Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

2300 N St. NW

Washington, DC 20037

February 12, 2013

Saul Centers, Inc.

7501 Wisconsin Avenue

Suite 1500

Bethesda, MD 20814

Ladies and Gentlemen:

We are acting as counsel for Saul Centers, Inc., a Maryland corporation (the “Company”), in connection with the issuance and sale of 5,600,000 depositary shares (the “Depositary Shares”), each representing a 1/100th fractional interest in a share of the Company’s 6.875% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”), all of which are authorized but heretofore unissued shares to be offered and sold by the Company, in accordance with the terms of the Underwriting Agreement dated January 29, 2013 (the “Underwriting Agreement”) among the Company, Saul Holdings Limited Partnership, a Maryland limited partnership, and the several underwriters named therein, and of the Deposit Agreement dated February 6, 2013 (the “Deposit Agreement”) by and among the Company, Continental Stock Transfer & Trust Company and the holders from time to time of the depositary receipts issued thereunder. The Depositary Shares and Series C Preferred Stock will be offered and sold by the Company pursuant to the Registration Statement on Form S-3 (Registration No. 333-185595) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”), and related prospectus, dated January 3, 2013, as supplemented by the prospectus supplement dated January 29, 2013 relating to the offer and sale of the Depositary Shares (as so supplemented, the “Prospectus”).

We have reviewed and are familiar with such documents, corporate proceedings and other matters as we have considered relevant or necessary as a basis for the opinions in this letter. Based on the foregoing, we are of the opinion that the Series C Preferred Stock and the Depositary Shares, when issued and delivered by the Company in accordance with the terms of the Underwriting Agreement and the Deposit Agreement, upon receipt of consideration for the Depositary Shares in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

The opinions set forth in this letter are limited to the laws of the State of Maryland as in effect on the date hereof, and we express no opinion as to the law of any other jurisdiction. We have no responsibility or obligation to update this letter or to take into account changes in law, facts or any other developments of which we may later become aware.

Saul Centers, Inc.

February 12, 2013

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed by the Company with the Commission on the date hereof and the incorporation thereof in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ PILLSBURY WINTHROP SHAW PITTMAN